Exhibit 99.1

Phathom Pharmaceuticals Reports Second Quarter 2020 Results

Florham Park, N.J., August 6, 2020 – Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a late clinical-stage biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, today reported financial results for the second quarter of 2020.

“The second quarter was very productive for Phathom as we resumed new patient screening and enrollment in both our PHALCON-EE and PHALCON-HP Phase 3 trials and continued to make substantial progress in building our organization, ” said Terrie Curran, President and Chief Executive Officer of Phathom. “Our engagement with clinical sites has been extremely positive, and we’re encouraged by the ongoing enrollment in both trials to date. While continuing to execute on our current development programs, we have also advanced our medical, commercial and manufacturing capabilities to prepare for the potential launch of vonoprazan.”

Second Quarter 2020 Financial Results:

•	Second quarter 2020 net loss was $21.1 million compared to $87.8 million for second quarter 2019.

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Second quarter 2020 net loss included a non-cash charge related to stock-based compensation of $0.8 million compared to the second quarter 2019 non-cash charges of $57.5 million. Second quarter 2019 non-cash charges were related to the change in fair value of warrant liabilities of $1.3 million, change in fair value of convertible promissory notes of $2.4 million, issuance of 1,084,000 shares of Phathom common stock at a fair value of $5.9 million to Takeda and issuance of the warrant to Takeda at an initial fair value of $47.9 million.

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Second quarter 2020 research and development expenses increased to $14.9 million compared to $2.8 million for second quarter 2019 as a result of higher clinical trial costs and personnel-related expenses following the in-licensing of vonoprazan in the second quarter of 2019.

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Second quarter 2020 general and administrative expenses increased to $5.2 million compared to $1.3 million for second quarter 2019 due to the ongoing buildout of administrative and commercial functions.

•	As of June 30, 2020, cash and cash equivalents were $247.3 million.

Second Quarter 2020 Business Highlights:

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Phathom resumed screening, enrollment, and randomization of new patients in both PHALCON-EE and PHALCON-HP Phase 3 studies of vonoprazan, which were temporarily paused in March in support of global efforts to combat the spread of COVID-19.

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Phathom continues to expect topline data for both the HP and EE trials in 2021. The Company is proactively monitoring the potential impact of COVID-19 and will update this timeline or modify guidance as necessary.

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Phathom strengthened its Executive Leadership Team with the appointment of experienced industry finance executive, Todd Branning, as Chief Financial Officer. David Socks, previously interim CFO, continues with the Company as a Strategic Advisor and remains a member of the Board of Directors.

About Vonoprazan

Vonoprazan is an oral small molecule potassium-competitive acid blocker (P-CAB). P-CABs are a novel class of medicines that block acid secretion in the stomach. Vonoprazan has shown the potential to have rapid, potent, and durable anti-secretory effects as a single agent in the treatment of gastroesophageal reflux disease (GERD) and in combination with antibiotics for the treatment of Helicobacter pylori (H. pylori) infection. The U.S. Food and Drug Administration (FDA) has designated vonoprazan as a qualified infectious disease product (QIDP) and awarded Fast Track status for the treatment of H. pylori infection in combination with both amoxicillin and clarithromycin and with amoxicillin alone. Phathom in-licensed the U.S., European, and Canadian rights to vonoprazan from Takeda, which completed 18 Phase 3 trials for vonoprazan and received marketing approval in 13 countries in Asia and Latin America.

About PHALCON-EE

PHALCON-EE is a randomized, double-blind, two-phase, multicenter Phase 3 trial that is planned to enroll approximately 1,000 patients with erosive esophagitis (EE) in the U.S. and Europe. The first phase of the trial is evaluating the efficacy and safety of vonoprazan 20 mg administered once-daily (QD) compared to lansoprazole 30 mg QD for the healing of EE for up to eight weeks. The second phase of the trial is evaluating the efficacy and safety of vonoprazan 10 mg QD and 20 mg QD compared to lansoprazole 15 mg QD for the maintenance of healing of EE for 24 weeks. Both phases are also evaluating heartburn symptoms.

About PHALCON-HP

PHALCON-HP is a randomized, multicenter, Phase 3 trial that is planned to enroll approximately 975 patients with H. pylori infection in the U.S. and Europe. Participants are being randomized 1:1:1 to one of three arms: vonoprazan 20 mg administered twice a day (BID) and amoxicillin 1g administered three times a day (TID); vonoprazan 20 mg BID, amoxicillin 1 g BID and clarithromycin 500 mg BID; and lansoprazole 30 mg BID, amoxicillin 1 g BID and clarithromycin 500 mg BID. Each treatment regimen is being administered for 14 days. PHALCON-HP is evaluating the percentage of patients with successful eradication of H. pylori infection.

About Phathom

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has in-licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a novel potassium competitive acid blocker (P-CAB) in late-stage development for the treatment of acid-related disorders. For more information about Phathom, visit the Company’s website at www.phathompharma.com or follow the Company on LinkedIn at www.linkedin.com/company/phathompharma.

Forward Looking Statements

Phathom cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the potential to receive regulatory and exclusivity benefits as a result of QIDP and Fast Track designations; and when we expect to provide topline data for the Phase 3 clinical trials of vonoprazan. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Phathom’s business, including, without limitation: the rate of patient enrollment in PHALCON-EE and PHALCON-HP which, due to the COVID-19 pandemic, is highly uncertain due to factors outside our control; potential additional delays in the commencement, enrollment and completion of clinical trials; patients already enrolled in PHALCON-EE and PHALCON-HP may not complete the clinical trials or public health conditions and governmental restrictions may lead us to stopping such trials all together, which may adversely impact our trial results and development plans; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments in the United States and foreign countries;

unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; QIDP and Fast Track designations may not actually lead to a faster development or regulatory review or extended exclusivity, and would not assure FDA approval of vonoprazan; our ability to obtain and maintain intellectual property protection for vonoprazan; our ability to comply with our license agreement with Takeda; our ability to maintain undisrupted business operations due to COVID-19, including delaying or otherwise disrupting our clinical trials, manufacturing and supply chain, and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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CONTACTS

Media Contact:

Nick Benedetto

1-877-742-8466

media@phathompharma.com

Investor Contact:

Todd Branning

1-877-742-8466

ir@phathompharma.com

PHATHOM PHARMACEUTICALS, INC.

Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development (includes related party amounts of $249, $0, $653, and $0 respectively)	$14,859	$2,772	$30,724	$3,201
In-process research and development	—	78,897	—	78,897
General and administrative (includes related party amounts of $34, $47, $77, and $18, respectively)	5,162	1,345	9,672	2,142

Total operating expenses	20,021	83,014	40,396	84,240

Loss from operations	(20,021)	(83,014)	(40,396)	(84,240)

Other income (expense):
Interest income	182	101	1,060	101
Interest expense (includes related party amounts of $0, $(71), $0 and $(82), respectively)	(1,262)	(1,137)	(2,000)	(1,148)
Change in fair value of warrant liabilities (includes related party amounts of $0, $(1,277), $0 and $(1,277), respectively)	—	(1,284)	95	(1,284)
Change in fair value of convertible promissory notes (includes related party amounts of $0, $(488), $0, and $(502), respectively)	—	(2,428)	—	(2,442)
Other income (expense)	—	—	(1)	—

Total other income (expense)	(1,080)	(4,748)	(846)	(4,773)

Net loss	$(21,101)	$(87,762)	$(41,242)	$(89,013)

Net loss per share, basic and diluted	$(0.64)	$(13.11)	$(1.26)	$(13.40)

Weighted-average shares of common stock outstanding, basic and diluted	32,997,099	6,694,682	32,733,750	6,640,394

PHATHOM PHARMACEUTICALS, INC.

Balance Sheets

(Unaudited)

(in thousands, except share and par value amounts)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$247,271	$243,765
Prepaid expenses and other current assets	1,408	11,836

Total current assets	248,679	255,601
Property, plant and equipment, net	748	463
Operating lease right-of-use assets	2,614	933
Other long-term assets	381	181

Total assets	$252,422	$257,178

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (including related party amounts of $142 and $200, respectively)	$4,894	$699
Accrued expenses (including related party amounts of $185 and $308, respectively)	6,257	2,319
Accrued interest	302	156
Current portion of long-term debt	1,389	—
Operating lease liabilities, current	416	161
Warrant liabilities	—	413

Total current liabilities	13,258	3,748
Long-term debt, net of discount	44,870	22,777
Operating lease liabilities	1,746	635
Other long-term liabilities	4,125	2,063

Total liabilities	63,999	29,223

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares — 400,000,000; issued shares — 28,964,506; outstanding shares — 25,614,412 at June 30, 2020 and 24,728,258 at December 31, 2019, respectively	3	2
Additional paid-in capital	486,081	484,372
Accumulated deficit	(297,661)	(256,419)

Total stockholders’ equity	188,423	227,955

Total liabilities and stockholders’ equity	$252,422	$257,178